Exhibit 10.2

THE ST. JOE COMPANY

RESTRICTED STOCK AWARD GRANT NOTICE

The St. Joe Company, a Florida corporation, (the “Company”), pursuant to its 2015 Performance and Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Holder” or “Recipient”), the number of shares of the Company’s Common Stock set forth below (the “Restricted Stock Award”).  This Restricted Stock Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Award Grant Notice (the “Grant Notice”) and the Restricted Stock Agreement.

Holder:	Gonzalez, Jorge
Grant Date:	, 2022
Total Number of Shares of Restricted Stock:	[ ] Shares
Vesting Schedule:

The shares covered by the Restricted Stock Award shall vest and the Restriction Period on such shares shall lapse as follows:

Percentage of Shares Vesting

Vesting Date

100%

_____________, 20__(the date of the Holder’s 65th birthday)

By his or her signature and the Company’s signature below, Holder and the Company agree to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice.  Holder has reviewed the Restricted Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Agreement and the Plan.  Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Agreement.

THE ST. JOE COMPANY:Holder:		HOLDER:
By:		By:
Print Name:		Print Name:
Title:
Address:	130 Richard Jackson Blvd., Suite 200 Panama City Beach, FL 32407	Address:

exhibit A

THE ST JOE COMPANY

RESTRICTED STOCK AGREEMENT

1.Award of Restricted Stock.  THE ST JOE COMPANY, a Florida corporation (the “Company”) hereby grants, as of the Grant Date, to the Holder, the number of restricted shares of the Company’s common stock (the “Restricted Stock”), in each case as specified in the Restricted Stock Award Grant Notice above.  The Restricted Stock shall be subject to the terms, provisions and restrictions set forth in this Agreement and The St. Joe Company 2015 Performance and Equity Incentive Plan, as may be amended from time to time (the “Plan”), which is incorporated herein for all purposes.  As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan.
2.Vesting of Restricted Stock.
(a)Except as otherwise provided in Sections 2(b) and (c) of this Agreement or in the Plan, the Restricted Stock shall vest in the following amounts and the Period of Restriction with respect to such Shares shall lapse at the following time(s) (the “Vesting Date(s)”), provided that the Recipient’s Continuous Service continues through and on the applicable Vesting Date(s) (except as otherwise provided herein):
Percentage of Restricted Stock	Vesting Date
100%	_____________, 20__(the date of the Holder’s 65th birthday)

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date.  Unless otherwise provided by the Committee, upon the termination of the Recipient’s Continuous Service with the Company and its Related Entities, any unvested portion of the Restricted Stock shall be forfeited and returned back to the Company for no consideration.

(b)Vesting on Death or Disability.  In the event of the termination of the Recipient’s Continuous Service due to the Recipient’s death or Disability during the Period of Restriction, all Non-Vested Shares of Restricted Stock not previously forfeited shall automatically vest as of the date of termination of the Recipient’s Continuous Service due to death or Disability.
(c)Acceleration of Vesting at Company Discretion.  Notwithstanding any other term or provision of this Agreement, the Committee shall be authorized, in its sole discretion, based upon its review and evaluation of the performance of the Recipient and of the Company, to accelerate the vesting of any shares of Restricted Stock under this Agreement, at such times and upon such terms and conditions as the Committee shall deem advisable.
(d)Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)“Beneficiary” means the beneficiary designated by the Recipient to receive any Vested Shares upon the death of the Recipient, in accordance with such procedures as the Committee may adopt from time to time; in the absence of such an election, or if the beneficiary designated by the Recipient shall predecease the Recipient, the Recipient’s estate shall be deemed to be the Recipient’s Beneficiary for purposes hereof.
(ii)“Continuous Service” means the Recipient’s continuous employment with the Company and its Related Entities, or in the case of a director, continuous services as a director for the Company and its Related Entities.
(iii)“Non-Vested Shares” means any portion of the Restricted Stock subject to this Agreement that has not become vested pursuant to this Section 2.
(iv) “Vested Shares” means any portion of the Restricted Stock subject to this Agreement that is and has become vested pursuant to this Section 2.
3.Delivery of Restricted Stock.
(a)The stock certificate(s) evidencing the Restricted Stock shall be registered in the name of the Recipient as of the Grant Date designated in the Notice. Physical possession or custody of such stock certificate(s) shall be retained by the Company until such time as the Shares become vested.  Such stock certificate(s) shall be distributed to the Recipient or their Beneficiary(ies) as soon as administratively practicable after the Shares become vested.  The Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificate(s).
(b)During the period prior to vesting, the Recipient shall be entitled to all rights of a shareholder of the Company with respect to the Restricted Stock, including the right to vote the Shares and receive cash dividends.  Any cash dividends declared with respect to any shares of Restricted Stock shall be held in escrow by the Company (unsegregated as a part of its general assets) until such time as the Restricted Stock that such cash dividends are attributed to become Vested Shares, and if and to the extent that such Restricted Stock is subsequently forfeited, the cash dividends attributable to the forfeited Restricted Stock shall be forfeited as well.  Stock dividends declared by the Company will be characterized as Restricted Stock and will be subject to vesting and be distributed at the same times as the Restricted Stock with respect to which they were declared as dividends.
(c)The Recipient shall deposit with the Company stock powers or other instruments of transfer or assignment, duly endorsed in blank with signature(s) guaranteed, corresponding to each certificate representing shares of Restricted Stock until such Shares become vested.  If the Recipient shall fail to provide the Company with any such stock power or other instrument of transfer or assignment, the Recipient hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact, with full power of appointment and substitution, to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Company.
(d)If the Company is authorized to issue Shares without certificates, then the Company may, in the discretion of the Committee, issue Shares pursuant to this Agreement without certificates, in which case any references in this Agreement to certificates shall instead refer to whatever evidence may be issued to reflect the Recipient’s ownership of the Shares subject to the terms and conditions of this Agreement.
4.Forfeiture of Non-Vested Shares.  If the Recipient’s Continuous Service with the Company and the Related Entities is terminated for any reason, any Shares of Restricted Stock that are not Vested Shares, and that do not become Vested Shares pursuant to Section 2 hereof as a result of such termination, shall be forfeited immediately upon such termination of Continuous Service and revert back to the Company without any payment to the Recipient.   The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested Shares pursuant to this Section 4.
5.Covenants; Forfeiture of Shares Due to Violation.
(a)In addition to the restrictions applicable to the Shares during the Period of Restriction, in the event the Holder violates the provisions of this Section 5 at any time during the period beginning on the Grant Date and ending on the second (2nd) annual anniversary of the termination of the Holder’s Continuous Service for any reason (such period referred to herein as the “Covenant Period”), the Shares shall automatically be forfeited to the Company for no consideration, whether the Shares are Vested Shares or Non-Vested Shares.  The existence of any claim or cause of action by Holder against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the provisions of Section 5 of this Agreement.
(b)During the Covenant Period, the Holder agrees not to directly or indirectly compete with the business of the Company and its successors and assigns. The term “not compete” and similar terms as used herein shall mean that the Executive shall not own, manage, operate, consult, become employed or engaged by, or act as an agent for, any business or legal entity that is in the commercial, hotel, and/or residential real estate development business that competes with the Company or any of its Affiliates anywhere in Florida.  Notwithstanding the foregoing, the Holder may (i) own up to 5% of any stock or security that is publicly traded on any national securities exchange or other market system, and/or (ii) engage in activities or become employed or engaged in a capacity that does not actually or potentially compete with the Company or any of its Affiliates. “Competes” shall be defined as engaging in commercial, hotel, and/or residential real estate development projects where total annual development costs for all such projects in Florida meet or exceed $50,000,000.
(c)Additionally, during the Covenant Period, the Holder agrees not, for himself or in conjunction with any person or entity, to hire, solicit, attempt to solicit or hire, or assist in the solicitation or hiring of, any then current employee, officer, or director of the Company and/or any of its Affiliates, or any person who at any time during the twelve (12) calendar months immediately preceding the termination of Employee’s Continuous Service was an employee, officer, or director of the Company and/or any of its Affiliates.
(d)The parties expressly acknowledge the reasonableness of the foregoing covenants and the reasonableness of the geographic area and duration of time which are a part of said covenants. These covenants are contemplated to protect the Company’s legitimate business interests.
(e)It is the parties’ express intention that, should a court of competent jurisdiction determine that any portion of this Section 5 is unenforceable (whether in law or equity, including due to being considered unconscionable), that the court should reform this Section 5 so as to be enforceable to the greatest extent possible.
6.Transferability.  Unless otherwise determined by the Committee, the shares of Restricted Stock are not transferable unless and until they become Vested Shares in accordance with this Agreement, other than by will or under the applicable laws of descent and distribution.  Additionally, the Holder agrees that the Holder may not Transfer the Shares at any time prior to the end of the Covenant Period without the express written permission of the Company, which permission may be denied in the Company’s sole discretion for any reason or no reason.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.  Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any shares of Restricted Stock prior to the date on which the shares become Vested Shares and/or prior to the end of the Covenant Period shall be void ab initio.  For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.
7.Compliance with Securities Laws.  It shall be a condition to the Recipient’s right to receive shares of Restricted Stock hereunder that the Committee may, in its discretion, require (a) that the shares of Restricted Stock reserved for issue upon the grant of this award shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Shares may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the Shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under that Act and the Recipient shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such Shares by the Company shall have been taken by the Company or the Recipient, or both.  The certificates representing the Shares granted under this Award may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.
8.Administration.

(a)The Committee shall have full authority and discretion to decide all matters relating to the administration and interpretation of this Agreement.  The Committee shall have full power and authority to pass and decide upon cases in conformity with the objectives of this Agreement under such rules as the Board may establish.

(b)Any decision made or action taken by the Company, the Board, or the Committee arising out of, or in connection with, the administration, interpretation, and effect of this Agreement shall be at their absolute discretion and will be conclusive and binding on all parties.  No member of the Board, Committee, or employee of the Company shall be liable for any act or action hereunder, whether of omission or commission, by the Recipient or by any agent to whom duties in connection with the administration of this Agreement have been delegated in accordance with the provision of this Agreement.

9.Tax Matters; Section 83(b) Election.
(a)The Recipient shall be permitted, but shall not be required, to make an election under Section 83(b) of the Code with respect to the Restricted Stock.
(b)If the Recipient does not properly make the election described in Section 9(c) below, the Recipient shall, no later than the date or dates as of which the Period of Restriction with respect to the Restricted Stock shall lapse, pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state, local or foreign taxes of any kind that the Company determines are required by law to be withheld with respect to the Restricted Stock (including without limitation the vesting thereof), and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be distributed to the Recipient under this Agreement) otherwise due to Recipient any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the Restricted Stock.
(c)If the Recipient properly elects, within thirty (30) days of the Grant Date, to include in gross income for federal income tax purposes an amount equal to the Fair Market Value (as of the Grant Date) of the Restricted Stock pursuant to Section 83(b) of the Code, the Recipient shall make arrangements satisfactory to the Committee to pay to the Company any federal, state, local or foreign income taxes that the Company determines are required to be withheld with respect to the Restricted Stock.  If the Recipient shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be issued to the Recipient under this Agreement) otherwise due to the Recipient, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the Restricted Stock.
(d)The Recipient may satisfy any applicable withholding requirements pursuant to any one or combination of the following methods:
(i)payment in cash; or
(ii)payment by surrendering a number of unrestricted previously held Shares (free and clear of all liens and encumbrances), or the withholding of a number of Shares that otherwise would be deliverable to the Recipient pursuant to this Award.  The Shares so delivered or withheld must have an aggregate Fair Market Value on the date on which the shares of Restricted Stock become taxable equal to the minimum statutory amount, if any, required to be withheld for federal, state, local and/or foreign tax purposes that are applicable to the Restricted Stock then subject to tax (or such other amount as the Committee determines will not result in additional compensation expense for financial accounting purposes under applicable financial accounting principles). The Recipient may surrender Shares either by attestation or by delivery of a certificate or certificates for Shares duly endorsed for transfer to the Company, and if required with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require).
(e)Tax consequences on the Recipient (including without limitation federal, state, local and/or foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant, vesting and/or forfeiture thereof) are the sole responsibility of the Recipient.  The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters, the making of a Section 83(b) election, and the Recipient’s filing, withholding and payment (or tax liability) obligations.
10.Repurchase Right on Termination of Continuous Service. In the event of the termination of the Recipient’s Continuous Service for any reason, the Company shall have the right, but not the obligation, to purchase all or any portion of the Vested Shares not otherwise forfeited under Section 4 hereof (including any Shares becoming Vested Shares as the result of the termination) from the Recipient within a period of one hundred and eighty (180) days of such termination.  The repurchase price shall be not less than the current Fair Market Value of the repurchased Shares.
11.Amendment, Modification & Assignment; Non-Transferability. Except as otherwise provided under the Plan, this Agreement may only be modified or amended in a writing signed by the parties hereto.  No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.  Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part.  For the avoidance of doubt, the Company may assign the obligations of the Recipient under Section 5 hereof to any successor or Affiliate of the Company without prior notice to or consent from the Recipient.  The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.
12.Complete Agreement.  This Agreement (together with the Plan and those other agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.
13.Section 409A.

(a)It is intended that the Restricted Stock awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) as property not includible in income by reason of being substantially nonvested pursuant to Treasury Regulation 1.409A-1(b)(6), or alternatively as a short-term deferral pursuant to Treasury Regulation 1.409A-1(b)(4), and the Plan, the Grant Notice, and this Award Agreement shall be interpreted accordingly.  The provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Recipient’s prior written consent if and to the extent that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A, as determined by the Committee in its sole discretion.

(b)In the event that either the Company or the Recipient believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, and does not comply with the requirements of Section 409A, it shall promptly advise the other and the Company and the Recipient shall negotiate reasonably and in good faith to amend the terms of such benefits and rights (to the extent determined necessary by the Committee in good faith, in its sole and absolute discretion) if such an amendment may be made in a commercially reasonable manner, such that they comply with Section 409A with the most limited possible economic affect on the Recipient and on the Company.

(c)Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the shares of Restricted Stock awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

14.Miscellaneous.
(a)No Right to (Continued) Employment or Service.  This Agreement and the grant of Restricted Stock hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.
(b)No Limit on Other Compensation Arrangements.  Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.
(c)Severability.  If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Restricted Stock hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).
(d)No Trust or Fund Created.  Neither this Agreement nor the grant of Restricted Stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person.  To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida (without reference to the conflict of laws rules or principles thereof).
(f)Interpretation.  The Recipient accepts the Restricted Stock subject to all of the terms, provisions and restrictions of this Agreement and the Plan.  The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.
(g)Headings.  Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference.  Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.
(h)Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at 130 Richard Jackson Blvd., Suite 200, Panama City Beach, FL 32407, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.
(i)Non-Waiver of Breach.  The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.
(j)Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the ____ day of ______________________, 2022.

COMPANY:

THE ST JOE COMPANY

By:

Name:

Title:

Agreed and Accepted:

RECIPIENT:

By: __________________________________